                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
    PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934
                             (AMENDMENT NO.        )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                      Applied Extrusion Technologies, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      Applied Extrusion Technologies, Inc.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X]      No fee required.
[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(j)(3).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)     Title of each class of securities to which transaction applies:

         2)     Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

         4)     Proposed maximum aggregate value of transaction:

         * Set forth the amount on which the filing is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)     Amount previously paid:

         2)     Form, Schedule or Registration Statement No.:

         3)     Filing Party:

         4)     Date Filed:

Notes:

[AET LOGO]


Applied Extrusion Technologies, Inc.
3 Centennial Drive
Peabody, Massachusetts  01960


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 28, 1998

                              ---------------------


       Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Applied Extrusion Technologies, Inc. will be held at the 36th Floor Conference Center, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 a.m. on Wednesday, January 28, 1998 for the following purposes:

       1.       To elect two Class III directors.

       2. To increase the aggregate number of option shares available for grant under the Company's 1994 Stock Option Plan.

       3. To transact any other business that may properly come before the Meeting or any adjournment thereof.

       Stockholders of record at the close of business on December 5, 1997 are entitled to notice of and to vote at the Meeting.

       If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                   By Order of the Board of Directors,


                                   Gerald M. Haines II
                                   Secretary


December 29, 1997

                         ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 28, 1998

                                    ---------

                                 PROXY STATEMENT

                                    ---------


       The enclosed form of proxy is solicited on behalf of the Board of Directors of Applied Extrusion Technologies, Inc. ("AET" or the "Company") to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at the 36th Floor Conference Center, Ropes & Gray, One International Place, Boston, Massachusetts 02110 at 10:30 a.m. on Wednesday, January 28, 1998 or at any adjournment thereof. A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date, (ii) by otherwise delivering a written revocation to the Secretary of the Company or (iii) by attending the Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting.

       The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its directors, officers and regular employees to solicit proxies personally and by mail, telephone or telegram from brokerage houses and other shareholders. The Company has retained the services of MacKenzie Partners, Inc. to assist with the solicitation of proxies on behalf of the Company, at an anticipated cost of approximately $5,000 plus expenses. The Company will also reimburse brokers, banks and other custodians, nominees and fiduciaries and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

       In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the common stock, $.01 par value (the "Common Stock"), of the Company at the close of business on December 5, 1997 are entitled to receive notice of and to vote at the Meeting. As of that date, the Company had issued and outstanding 10,543,072 shares of Common Stock each of which is entitled to one vote on each matter to come before the Meeting.

       Consistent with state law and under the Company's by-laws, a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy at a meeting, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the Meeting. The two nominees for election as directors at the Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director, or that reflect abstentions or "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the election of directors.

       The Annual Report to Stockholders for AET's fiscal year ended September 30, 1997 accompanies this proxy statement. This proxy statement and the enclosed proxy are being mailed to Stockholders on the same date as the date of the Notice of Annual Meeting. The principal executive offices of AET are located at 3 Centennial Drive, Peabody, Massachusetts 01960.


                                   ITEM NO. 1

                              ELECTION OF DIRECTORS

       The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned and not revoked in favor of the election as directors of the two nominees named below, both of whom are currently directors of the Company, unless authority to vote for the election of one or both of such nominees is withheld by marking the proxy to that effect.

       Pursuant to the Company's Restated Certificate of Incorporation, as amended, the Board of Directors is divided into three classes, as nearly equal in number as possible, so that each director will serve for three years, with one class of directors being elected each year. Robert H. Beeby will be retiring from the Board upon the expiration of his current term as a Director, and therefore has not been nominated for reelection. Pursuant to the Restated Certificate of Incorporation and By-laws, the nominees include the two directors standing for reelection and designated as Class III Directors, whose terms expire at the 1998 Annual Meeting. The enclosed proxy cannot be voted for a greater number of persons than two.

       If Proposal I is approved, Richard G. Hamermesh and Joseph J. O'Donnell will be elected as Class III Directors for a term of three years expiring at the 2001 Annual Meeting, and until their respective successors are elected and shall qualify to serve.

       It is expected that each of the nominees will be able to serve, but if any nominee is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.

NOMINEES

NAME, AGE (AS OF DECEMBER 12, 1997),                                                        DIRECTOR         TERM
BUSINESS AND CURRENT DIRECTORSHIPS                                                            SINCE        EXPIRES
------------------------------------                                                        --------       -------

RICHARD G. HAMERMESH, 49 -- Director of the Company; since August 1987,                       1986           1998
Managing Partner, Center for Executive Development, an independent executive education and training firm; Director of BE Aerospace, Inc., a manufacturer of cabin interior products for commercial aircraft.

JOSEPH J. O'DONNELL, 53 -- Director of the Company; since 1978, Chairman of                   1986           1998
the Board and Chief Executive Officer of Boston Concessions Group, Inc., a company that manages food service operations in ski areas, amusement parks, restaurants and theaters.

CURRENT DIRECTORS

NAME, AGE (AS OF DECEMBER 12, 1997)                                                         DIRECTOR         TERM
BUSINESS EXPERIENCE AND CURRENT DIRECTORSHIPS                                                 SINCE        EXPIRES
---------------------------------------------                                               --------       -------

AMIN J. KHOURY, 58 -- Founder and Chairman of the Board of Directors of the                   1986           1999
Company since October 1986; from October 1986 to August 1993, Chief Executive
Officer of the Company; President of the Company from August 1988 through
November 1992; Founder and Chairman of the Board of Directors of BE Aerospace,
Inc., a manufacturer of cabin interior products for commercial aircraft; Director of
Brooks Automation, Inc., a leading worldwide independent supplier of vacuum substrate handling robots, modules and cluster tool platforms for semiconductor and flat panel display manufacturing.

THOMAS E. WILLIAMS, 51 -- Director, President and Chief Operating Officer of the              1992           1999
Company since December 1992; Chief Executive Officer of the Company since August
1993; from 1988 until 1992, President and Chief Executive Officer of Home
Innovations, Inc., a home furnishings company; from 1980 until 1988, held a number of executive positions with PepsiCo, Inc.

MARK M. HARMELING, 44 -- Director of the Company since 1986; since 1997, an                   1986           1999
executive of The A.G. Spanos Corporation, a leading developer of multi-family residential complexes; since 1991, President of Bay State Reality Advisors, a real estate consulting firm; from 1985 to 1991, President of Intercontinental Real Estate
Corporation, a real estate holding and development corporation; Director of Universal
Holding Corporation, an insurance holding company.

NADER A. GOLESTANEH, 37 -- Director of the Company; since 1990, President of                  1986           2000
Centremark Properties, Inc., a real estate management and development company; since
1986, attorney in private practice in Boston, Massachusetts.

PAUL W. MARSHALL, 55 -- Director of the Company; since 1996, Professor of                     1986           2000
Management, Harvard Business School; from 1992 to 1997, Chairman of the Board and
Chief Executive Officer of Rochester Shoe Tree Company, Inc., a manufacturer and distributor of cedar shoe trees and other cedar and shoe care products; from 1989 to
1991, Chairman of Industrial Economics Company, a management consulting firm;
from 1989 to 1992, Adjunct Professor, Harvard Business School; Director of Raymond
James Financial Corporation, a regional brokerage firm.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors held four meetings during the fiscal year ended September 30, 1997. Each incumbent director attended at least 75% of the Board meetings and the meetings held by committees on which he served during such fiscal year. The Board of Directors currently has two standing committees, the Audit Committee and the Stock Option and Compensation Committee (the "Compensation Committee"). The Company does not have a standing Nominating Committee.

         The Audit Committee, composed of Richard G. Hamermesh and Joseph J. O'Donnell, held one meeting during the fiscal year ended September 30, 1997. The Audit Committee recommends to the Board of Directors the independent auditors to be engaged by the Company, reviews with management and with the independent auditors the Company's internal accounting procedures and controls, and reviews with the independent auditors the scope and results of their audit, as well as the scope of the auditor's internal activities.

         The Compensation Committee, which in fiscal 1996 was composed of Nader
A. Golestaneh and Mark M. Harmeling, held one meeting and acted pursuant to written consent on seven occasions during the fiscal year ended September 30, 1997. The Compensation Committee provides recommendations to the Board regarding compensation matters and administers the Company's stock option and compensation plans.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 12, 1997 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company, (ii) each of the chief executive officer and the Company's four other most highly compensated executive officers who were serving at the end of fiscal 1997 (collectively, the "Named Executive Officers") and each director of the Company, and (iii) all executive officers and directors of the Company as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:

                                                                                             COMMON STOCK
                                                                                          BENEFICIALLY OWNED
                                                                                          ------------------
                                                                                                       PERCENT OF
                                                                                      NUMBER OF        OUTSTANDING
NAMES                                                                                  SHARES           SHARES(1)
-----                                                                                  ------           ---------

T. Rowe Price Associates, Inc...................................................        927,500            7.52%
     100 E. Pratt Street
     Baltimore, MD 21202
T. Rowe Price Small Cap Value Fund, Inc.........................................        850,000            6.89%
     100 E. Pratt Street
     Baltimore, MD 21202
Mellon Bank Corporation.........................................................        693,000            5.62%
     One Mellon Bank Center
     Pittsburgh, PA 15258
Mellon Bank N.A.  ..............................................................        568,000            4.61%
     c/o Mellon Bank Corporation
     One Mellon Bank Center
     Pittsburgh, PA 15258
The Dreyfus Corporation  .......................................................        538,000            4.36%
     c/o Mellon Bank Corporation
     One Mellon Bank Center
     Pittsburgh, PA 15258
Thomas E. Williams*+............................................................        422,701(2)         3.43%
Amin J. Khoury*+................................................................        296,500(3)         2.40%
David N. Terhune*...............................................................        233,381(4)         1.89%
Paul W. Marshall+...............................................................         64,382(5)           **
Mark S. Abrahams*...............................................................         46,681(6)           **
Joseph J. O'Donnell+............................................................         42,500(7)           **
Mark M. Harmeling+..............................................................         42,500(8)           **
Anthony J. Allott*..............................................................         26,766(9)           **
Richard G. Hamermesh+...........................................................        25,375(10)           **
Nader A. Golestaneh+............................................................        20,000(11)           **
Robert H. Beeby+................................................................        22,500(12)           **
All directors and executive officers as a group (11 persons)                         1,243,286(13)        10.08%

----------

*        Named Executive Officer

+        Director of the Company

**       Less than 1 percent

(1) The number of shares of Common Stock deemed outstanding includes: (i) 10,543,072 shares of Common Stock outstanding as of December 12, 1997 and (ii) 1,786,125 shares of Common Stock subject to outstanding stock options which are exercisable currently or within sixty days after December 12, 1997.

(2) Includes (i) common stock issuable in connection with outstanding stock options exercisable currently or within the next sixty days for an aggregate of 400,000 shares and (ii) 11,300 shares held by the AET Executive Deferred Compensation Plan Trust for the benefit of Mr. Williams.

(3) Includes common stock issuable in connection with outstanding stock options exercisable currently or within the next sixty days for an aggregate of 287,500 shares.

(4) Includes (i) common stock issuable in connection with outstanding stock options exercisable currently or within the next sixty days for an aggregate of 218,750 shares and (ii) 4,000 shares held by the AET Executive Deferred Compensation Plan Trust for the benefit of Mr. Terhune.

(5) Includes (i) 10,000 shares held by Mr. Marshall as trustee of the Paul Marshall Self Employed Retirement Plan and (ii) common stock issuable in connection with outstanding stock options exercisable currently or within the next sixty days for an aggregate of 42,500 shares.

(6) Includes (i) common stock issuable in connection with outstanding stock options exercisable currently or within the next sixty days for an aggregate of 40,000 shares and (ii) 2,681 shares held by the AET Executive Deferred Compensation Plan Trust for the benefit of Mr. Abrahams.

(7) Includes common stock issuable in connection with outstanding stock options exercisable currently or within the next sixty days for an aggregate of 42,500 shares.

(8) Includes common stock issuable in connection with outstanding stock options exercisable currently or within the next sixty days for an aggregate of 42,500 shares. Excludes 87,057 shares held in trusts for the benefit of Mr. Harmeling's children, of which Mr. Harmeling disclaims all beneficial interest.

(9) Includes (i) common stock issuable in connection with outstanding stock options exercisable currently or within the next sixty days for an aggregate of 23,750 shares and (ii) 600 shares held by the AET Executive Deferred Compensation Plan Trust for the benefit of Mr. Allott.

(10) Includes common stock issuable in connection with outstanding stock options exercisable currently or within the next sixty days for an aggregate of 16,250 shares.

(11) Includes common stock issuable in connection with outstanding stock options exercisable currently or within the next sixty days for an aggregate of 20,000 shares.

(12) Includes common stock issuable in connection with outstanding stock options exercisable currently or within the next sixty days for an aggregate of 22,500 shares.

(13)     Includes and excludes the shares described in notes (2) through (12).

                             EXECUTIVE COMPENSATION

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Stock Option and Compensation Committee (the "Compensation Committee"), which is responsible for review and approval of compensation matters relating to executive officers of the Company and administering the Company's stock option plans, makes the following report on executive compensation for fiscal 1997.

         The Company's executive compensation program is designed to recruit, retain, reward and motivate talented executives who are capable of leading the Company in achieving its strategic and financial objectives in the competitive and rapidly changing oriented polypropylene and apertured films industries.

         The Company relies on three compensation components to motivate executive performance: annual salary, incentive cash bonuses and stock-based incentive compensation. Each of the Named Executive Officers has an annual base salary, established by an employment agreement or otherwise, at a level the Company believes is comparable to companies in its industry and consistent with the range for growth companies traded on the Nasdaq National Market System. In addition to base salary, each Named Executive Officer is eligible to receive an incentive cash bonus at the end of each fiscal year based upon corporate performance and that officer's individual performance. Corporate performance is measured by the Company's strategic and financial performance in that fiscal year, with particular reference to operating earnings for the year. Because the Compensation Committee believes that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, the Compensation Committee does not emphasize year-to-year changes in stock price in its evaluation of corporate performance. Individual performance is measured by the strategic and financial performance of the particular officer's operational responsibility in comparison to targeted performance criteria.

         While skeptical about the significance of short-term fluctuations in stock price, the Compensation Committee believes that long-term stock price appreciation will reflect the Company's achievement of its strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its key employees by aligning their economic interests with the interests of the Company's long-term shareholders through the Company's stock-based incentive compensation program. Stock options are granted to key employees at a price equal to the fair market value on the date of grant, and awards are based on the performance of such employees and anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives. Stock option grants are also made by reference to the number of stock options an employee already holds.

         During its most recent fiscal year, despite achieving the majority of its strategic objectives associated with its objective of creating long term shareholder value, operating earnings did not meet the Company's projections as a result of factors affecting the OPP Films industry as a whole, and therefore for the second consecutive year, the Company did not pay cash bonuses to any of its Named Executive Officers other than Mark S. Abrahams. The Company did grant stock options to one Named Executive Officer and a number of other key employees upon recommendation of management and approval of the Compensation Committee.

         The Company has entered into long-term employment agreements with Amin
J. Khoury, who serves as Chairman of the Board of the Company, Thomas E. Williams, who serves as President and Chief Executive Officer of the Company, David N. Terhune, who serves as Executive Vice President and Chief Operating Officer of the Company, and Mark S. Abrahams, who serves as Vice President and General Manager, Specialty Nets and Profiles Division of the Company. See "Employment Contracts" below. Prior to entering into the employment agreements with Messrs. Khoury and Williams, the Company engaged compensation consultants who provided compensation survey information for executive officers of similarly situated companies.

         With respect to the above matters, the Compensation Committee submits this report.

                  STOCK OPTION AND COMPENSATION COMMITTEE
                  Mark M. Harmeling
                  Nader A. Golestaneh

         The following tables set forth information with respect to the compensation of the Named Executive Officers earned during fiscal 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                             ANNUAL COMPENSATION                  COMPENSATION
                                              ----------------------------------------------      ------------
                                                                              OTHER ANNUAL            STOCK            ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR    SALARY($)(1)   BONUS($)(1)     COMPENSATION($)       OPTIONS(#)       COMPENSATION($)
---------------------------           ----    ---------      --------        ---------------       ----------       ---------------

Thomas E. Williams                    1997     404,700              -               -                     -             37,898(3)
    President and                     1996     396,128              -               -               150,000(2)          36,242(3)
    Chief Executive Officer           1995     377,708        378,000               -               150,000             32,718(3)

Amin J. Khoury                        1997     404,700              -               -                     -                  -
    Chairman of the Board             1996     396,128              -               -               200,000(2)               -
                                      1995     377,708        189,000               -               200,000                  -

David N. Terhune                      1997     310,000              -               -                     -            113,829(4)
    Executive Vice President          1996     241,667              -               -               160,000(2)          11,250(4)
    and Chief Operating Officer       1995     191,667        200,000               -               160,000             78,092(4)

Mark S. Abrahams                      1997     184,000        117,000               -                     -              9,750(5)
    Vice President and General        1996     178,143         78,000               -                20,000(2)          11,250(5)
    Manager, Specialty Nets &         1995     161,831        128,000               -                20,000             71,625(5)
    Profiles Division

Anthony J. Allott                     1997     152,500              -               -                20,000              9,750(6)
    Vice President, Chief Financial   1996     127,994              -               -                15,000(2)          50,370(6)
    Officer and Treasurer             1995     106,058         69,000               -                15,000             54,080(6)

----------

(1) Includes amounts earned but deferred by the executive officer at the election of those officers pursuant to the Company's 401(k) Plan or Executive Deferred Compensation Plan.
(2) Represents a repricing in fiscal 1996 of options originally granted in fiscal 1995; no additional options were granted to Named Executive Officers in fiscal 1996.
(3) Includes employer contributions under the Company's 401(k) savings and profit sharing plan, and life and disability insurance premiums paid by the Company pursuant to the terms of the employment agreement between the Company and Mr. Williams.
(4) Includes employer contributions under the Company's 401(k) savings and profit sharing plan, and moving and relocation expenses paid to Mr. Terhune in 1995 and 1997.
(5) Includes employer contributions under the Company's 401(k) savings and profit sharing plan, and moving and relocation expenses paid to Mr. Abrahams in 1995.
(6) Includes employer contributions under the Company's 401(k) savings and profit sharing plan, and amounts received in 1995 and 1996 in connection with Mr. Allott's relocation.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------
                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                              % OF TOTAL                                           ANNUAL RATES OF STOCK
                                                OPTIONS                                            PRICE APPRECIATION FOR
                                              GRANTED TO                                             OPTION TERM($)(1)
                              OPTIONS        EMPLOYEES IN        EXERCISE        EXPIRATION        ----------------------
NAME                        GRANTED(#)        FISCAL YEAR       PRICE($/SH)         DATE               5%           10%
----                        ----------        -----------       -----------      ----------        ---------     --------

Thomas E. Williams               -                  -                  -             -                     -            -

Amin J. Khoury                   -                  -                  -             -                     -            -

David N. Terhune                 -                  -                  -             -                     -            -

Mark S. Abrahams                 -                  -                  -             -                     -            -

Anthony J. Allott           20,000               9.28%            $8.375          10/11/06          $105,340     $266,952

----------

(1) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the U.S. Securities and Exchange Commission. The potential realizable values stated are not discounted to their net present value.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                             VALUE OF
                                                                    NUMBER OF           UNEXERCISED OPTIONS
                                                               UNEXERCISED OPTIONS         IN-THE-MONEY
                                                                  AT FY-END (#)            AT FY-END ($)
                           SHARES ACQUIRED       VALUE            EXERCISABLE/             EXERCISABLE/
NAME                         ON EXERCISE      REALIZED ($)        UNEXERCISABLE           UNEXERCISABLE(1)
----                         -----------      ------------        -------------           -------------

THOMAS E. WILLIAMS                -                -             237,500/162,500        $1,036,218/$213,281
AMIN J. KHOURY                    -                -             125,000/200,000        $  285,936/$240,624
DAVID N. TERHUNE                  -                -              53,750/171,250        $  122,733/$203,827
MARK S. ABRAHAMS                  -                -              32,500/ 17,500        $  107,656/$ 42,968
ANTHONY J. ALLOTT                 -                -              18,750/ 31,250        $   19,221/$ 30,702

---------

(1) The closing price for the Company's Common Stock on the Nasdaq National Market System on September 30, 1997, the last trading day of the fiscal year, was $8.625 per share.

COMPENSATION OF DIRECTORS

     Directors of the Company receive compensation of $2,500 per quarter, and Directors who are also committee members receive an additional $1,250 per quarter for each committee on which they serve. Directors who are not officers of the Company (the "Eligible Directors") also receive a $1,000 attendance fee for each meeting which they attend. In addition, Eligible Directors are entitled to participate in the Company's 1991 Stock Option Plan for Directors (the "Directors' Plan"). Under the Directors' Plan, each Eligible Director is awarded an option covering 5,000 shares of Common Stock on June 30 of each year the plan is in effect, provided he or she is an Eligible Director on that date. In addition, each Eligible Director, excluding those individuals who are currently directors of the Company, is awarded an initial grant covering 25,000 of Common Stock as of the date of his or her first election as a director.

     The exercise price of all options granted under the Directors' Plan may not be less than 100% of the fair market value of the Common Stock on the date of the grant. Options expire 10 years after the date of grant and become exercisable, subject to certain conditions which accelerate vesting, as follows:
25% on the first anniversary of the date of grant and an additional 25% each calendar year thereafter. On June 30, 1997, each Eligible Director was awarded an option to purchase 5,000 shares of Common Stock at a price of $11.75 per share.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Thomas E. Williams. Mr. Williams and the Company have entered into an employment agreement pursuant to which he currently serves as President and Chief Executive Officer of the Company. The agreement became effective as of April 26, 1994 and extends through April 25, 1999. Under the employment agreement, Mr. Williams receives an annual base salary, and any bonus payable to Mr. Williams is at the discretion of the Company. If the Company terminates Mr. Williams' employment without cause (as defined in the agreement) after April 26, 1999, the Company will continue to pay his salary for the shorter of two years or until he commences other comparable full-time employment. In the event of a change of control of the Company, the employment agreement with Mr. Williams will automatically renew for a period equal to its initial term.

     Amin J. Khoury. Mr. Khoury and the Company have entered into an employment agreement pursuant to which he currently serves as Chairman of the Board of Directors of the Company. The agreement became effective as of April 26, 1994 and extends through April 25, 1999. Under the employment agreement, Mr. Khoury receives an annual base salary, and any bonus payable to Mr. Khoury is at the discretion of the Company. If the Company terminates Mr. Khoury's employment without cause (as defined in the agreement) after April 26, 1999, the Company will continue to pay his salary for the shorter of two years or until he commences other comparable employment. Under the terms of his current agreement, if Mr. Khoury dies, his designee or estate is entitled to receive his base salary for the remainder of the term of the employment agreement. If he becomes disabled, he is entitled to receive his base salary, plus all benefits owing under the agreement, for the remainder of its term. In the event of a change of control of the Company, the employment agreement with Mr. Khoury will automatically renew for a period equal to its initial term.

     David N. Terhune. Mr. Terhune and the Company have entered into an employment agreement pursuant to which he currently serves as Executive Vice President and Chief Operating Officer of the Company. The agreement became effective as of February 1, 1996 and extends through January 31, 1999. Under the agreement, Mr. Terhune receives an annual base salary, and any bonus payable to Mr. Terhune is at the discretion of the Company. If the Company terminates Mr. Terhune's employment without cause (as defined in the agreement) after July 31, 1997, the Company will continue to pay his base salary for the shorter of eighteen months or until he commences full time employment with another employer. In the event of a change of control of the Company, the employment agreement with Mr.
Terhune will automatically renew for a period equal to its initial term.

     Mark S. Abrahams. Mr. Abrahams and the Company have entered into an employment agreement pursuant to which he currently serves as Vice President and General Manager, Specialty Nets & Profiles Division. The agreement extends through June 1, 1999. Under the agreement, Mr. Abrahams receives an annual base salary, and any bonus payable to Mr. Abrahams is at the discretion of the Company. If the Company terminates Mr. Abrahams' employment without cause (as defined in the agreement) after June 1, 1998, the Company will continue to pay his base salary for the shorter of one year or until he commences full time employment with another employer.

     Anthony J. Allott. Mr. Allott and the Company have entered into an agreement pursuant to which, in the event that the Company terminates Mr. Allott's employment without cause (as defined in the agreement), the Company will continue to pay his base salary for the shorter of eighteen months or until he commences comparable full time employment with another employer.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company entered into a Supply Agreement dated April 17, 1990 with BE Aerospace, Inc., a Delaware corporation ("BE Aerospace"), which was terminated effective September 16, 1997 concurrent with the sale of related manufacturing assets by the Company. Pursuant to the Supply Agreement, the Company sold to BE Aerospace its requirements of certain injection-molded plastic components at a price which resulted in a 33 1/3% gross margin to the Company, after including in the Company's standard cost for such products all direct and indirect costs of labor, materials, equipment and overhead. Purchases by BE Aerospace and its affiliates under the Supply Agreement during the fiscal year ended September 30, 1997 were approximately $1,715,000. Amin J. Khoury is a director and officer of BE Aerospace and Richard G. Hamermesh is a director of BE Aerospace.

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the Nasdaq Stock Market - US Index, the Dow Jones Industrial Technology Index and the Standard & Poors Manufacturing (Diversified Industry) Index from September 30, 1992 through September 30, 1997, the last trading day of fiscal 1997. The cumulative total shareholder return is based on $100 invested in Common Stock of the Company and in the stocks comprising the respective indices on September 30, 1992 (including reinvestment of dividends).

                                   [GRAPHIC]


                                                     Cumulative Total Return

                                            ---------------------------------------
                                            9/92   9/93   9/94   9/95   9/96   9/97
APPLIED EXTRUSION TECHN INC         AETC     100     89    170    272    135    128

NASDAQ STOCK MARKET (U.S.)          INAS     100    131    132    182    216    297

D J INDUSTRIAL TECHNOLOGY           IITC     100     98    109    137    147    172

S & P MANUFACTURING (DIVERSIFIED)   IMNV     100    119    132    175    226    315


     The stock prices on the Performance Graph are not necessarily indicative of future stock price performance. Each of the Report of the Compensation Committee of the Board of Directors and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with by those parties.

     In making the above statements, the Company has relied on the written representations of its directors and officers and copies of the reports that have been filed with the Commission.


                                   ITEM NO. 2

     Under the Company's 1994 Stock Option Plan (the "1994 Plan"), an aggregate of 1,350,000 shares of Common Stock have been reserved for issuance. The Board of Directors has unanimously approved, subject to stockholder approval, an increase in the shares available for grants of options under the 1994 Plan from 1,350,000 to 1,850,000. The market value of the 1,350,000 shares presently reserved for issuance under the 1994 Plan was $9,112,500 as of December 12, 1997.

     Management believes that additional shares of Common Stock are needed for issuance under the 1994 Plan so that sufficient awards can continue to be made to attract and retain key employees of the Company and its subsidiaries. Consistent with this philosophy, and subject to shareholder approval of an increase in the number of shares available under the 1994 Plan for stock option grants, the Stock Option and Compensation Committee has approved a grant of options to purchase an aggregate of 202,500 shares of Common Stock, covering over 100 employees of the Company at a variety of managerial and supervisory levels. In weighing the necessity of this grant, the Committee considered a number of factors, including the following: (i) The fiscal year ending September 30, 1997 was the second consecutive year without bonuses for virtually all managers of the Company and zero to negligible bonuses for the vast majority of other bonus plan participants. While bonuses are earned and not an entitlement, the Company's compensation program (including bonuses) is designed to be competitive in its industry, given a reasonable expectation of achieving target bonus levels. Therefore, without bonuses, overall compensation levels at the Company will be below the 50th percentile of the industry standard for the second consecutive year, in a labor market that is very tight; (ii) The preponderance of options outstanding under the 1994 Plan were issued to managerial employees joining the Company in conjunction with the acquisition of the Films division from Hercules, Incorporated in 1994 and, under the standard four year phased vesting schedule, will become fully vested early in 1998. As a result, the retention aspect offered by these stock options will disappear without new options being granted; (iii) A significant number of options have been granted under the 1994 Plan in connection with new hires made by the Company in connection with the 60% increase in the size of its manufacturing base, and the associated need to attract experienced managers across all functional areas of the organization; (iv) Typically, stock option programs are designed with new option grants at periodic intervals during the vesting schedule, and the Company has largely refrained from granting additional options except in conjunction with promotions and new hires; and (v) Generally, these new grants represent 25% or less of the current number of options held by individuals in any particular position.

     Before the approval of the proposed increase in the number of shares available for grants under the 1994 Plan, and excluding all grants that are subject to such shareholder approval (see footnotes 1 and 2 to the Option Grant Summary Table, below), there were 28,500 remaining shares available for such grants.

     The following table sets forth information with respect to the options granted pursuant to the 1994 Plan through December 12, 1997:

                             1994 STOCK OPTION PLAN

                                      OPTION GRANT SUMMARY
      -----------------------------------------------------------------------------------------

                                                               OPTIONS        WEIGHTED AVERAGE
      NAME                                                    GRANTED(#)       EXERCISE PRICE
      ----                                                    ----------       --------------

      Thomas E. Williams..................................       150,000           $8.25

      Amin J. Khoury......................................       150,000           $8.25

      David N. Terhune....................................       165,000           $8.25

      Mark S. Abrahams....................................     32,500(1)           $8.30

      Anthony J. Allott...................................     62,500(1)           $8.32

      Executive Officers, as a group......................    580,000(1)           $8.26

      Non-Executive Directors, as a group.................          0                  -

      Non-Executive employees, as a group.................    936,000(2)           $7.69


-----------

(1) Includes 12,500 options granted to each of Messrs. Allott and Abrahams subject to stockholder approval of an increase in the number of shares available for grants under the 1994 Plan from 1,350,000 to 1,850,000.

(2) Includes 177,500 options granted to over 100 employees subject to stockholder approval of an increase in the number of shares available for grants under the 1994 Plan from 1,350,000 to 1,850,000.

     The 1994 Plan is administered by the Compensation Committee and provides for the grant of incentive stock options pursuant to Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and non-statutory stock options to officers, employees, consultants or advisors of the Company and its subsidiaries (in total, approximately 1,350 persons as of September 30, 1997). Directors who are also employees, consultants or advisors are eligible to participate in the 1994 Plan.

     The exercise price of options granted under the 1994 Plan is determined by the Committee; provided that the exercise price of incentive stock options may not be less that 100% (110% in the case of incentive options granted to an owner of more than 10% of the Company's Common Stock) of the fair market value of the Common Stock on the date of grant. Options expire no more than 10 years after the date of grant (5 years after the date of grant for owners of more than 10% of the Company's Common Stock in the case of incentive stock options). Options generally vest and become exercisable 25% per year over a four year period from the date of grant. Unvested options expire upon termination of employment or death. Generally, vested options expire three months after the termination of employment, subject to special provisions in the case of death.

     Federal Tax Effects. The following general summary of federal income tax consequences, based on the law as currently in effect, does not purport to be a complete description of federal or other tax aspects of the 1994 Plan. Moreover, the following summary does not discuss possible foreign, state, estate or other tax consequences.

     Incentive Stock Options. Neither the grant nor, in general, the exercise of an incentive stock option produces taxable ordinary income to the employee or a deduction to the Company. However, upon exercise of an incentive stock option, the participant's "alternative minimum taxable income" will be increased, generally by the excess of the fair market value of the shares at time of exercise over the option price, and the employee may be required to pay the alternative minimum tax ("AMT"). Any AMT attributable to the exercise of an incentive stock option may be applied as a credit against the participant's regular tax liability in subsequent years, subject to certain limitations.

     If the participant does not dispose of stock received upon the exercise of an incentive stock option within two years from the date the option was granted or within one year after the date of exercise, any later sale of the shares will result in a long-term capital gain or loss. However, if shares received upon exercise of an incentive stock option are disposed of before these holding period requirements have been satisfied (a "disqualifying disposition"), the participant will realize ordinary income, and the Company will be entitled to a deduction, equal in general to the difference between the option price and the value of the shares on the date of exercise. In the case of a disqualifying disposition that is a sale with respect to which loss (if sustained) would be recognized, the amount of ordinary income will not exceed the excess of the amount realized on such sale over the adjusted basis for the stock. A disqualifying disposition of shares acquired upon exercise of an incentive stock option that occurs in the same taxable year of the participant as the date his or her AMT income was increased by reason of such exercise will eliminate the AMT effect, if any, of such exercise.

     In the event a participant pays the option price of an incentive stock option by surrendering shares of previously owned stock, the surrender will not, in general, result in the recognition of gain. However, the exercise of an incentive stock option by the surrender of shares which were themselves acquired by the participant upon exercise of an incentive stock option will be a disqualifying disposition of the surrendered shares if it takes place within two years after the grant or one year after the exercise of the incentive option pursuant to which the surrendered shares were acquired.

     Incentive stock options granted pursuant to the 1994 Plan are treated for tax purposes as non-statutory options (see below) to the extent that the aggregate fair market value of Common Stock with respect to which such options are exercisable for the first time by an individual during any calendar year exceeds $100,000. For purposes of the preceding sentence, incentive stock options under all option plans of the Company and its subsidiaries are aggregated, and fair market value is determined as of the time of grant of the option.

     Non-Statutory Stock Options. The grant of a non-statutory stock option does not produce taxable income to the employee or a deduction to the Company. When a participant exercises a non-statutory stock option, he or she realizes, for federal income tax purposes, ordinary income, subject to withholding, in the amount of the difference between the option price and the then-market value of the shares, and the Company is entitled to a corresponding deduction (subject to satisfying its obligation to withhold with respect to such income). The tax is due regardless of whether the optionee sells the stock acquired upon exercise of the option.

     If a participant exercises a non-statutory stock option in whole or in part by surrendering previously acquired stock (whether acquired upon exercise of an incentive or non-statutory stock option or otherwise), no gain or loss is recognized on the exchange of the previously acquired shares for an equivalent number of new shares.

     Special Rules Applicable to Executive Officers and Directors. The tax rules described above are subject to modification in the case of optionees subject to the so-called "short-swing profit" rules of Section 16(b) of the Securities Exchange Act of 1934, as amended ("Restricted Parties"). In the case of an option exercised by a Restricted Party within six months of the date of grant of the option, the ordinary income (or increased AMT income, in the case of an ISO) associated with exercise will in general be recognized six months following the date of grant and will be measured by the excess (if any) of the fair market value of the shares over the option price at that time, rather than being recognized and measured at time of exercise. Any deduction available to the Company in connection with the exercise will be similarly deferred. However, a Restricted Party exercising an option within six months of the date of the option grant may elect under Section 83(b) of the Code to have the income associated with exercise measured and taken into account at that time. An election under Section 83(b) of the Code must be made not later than 30 days after exercise and must satisfy certain other requirements.

     An affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting, is required to approve the amendment to the 1994 Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL NO. 2.

                                 ---------------

                                  AUDIT MATTERS

     Deloitte & Touche has been selected to audit the financial statements of the Company for the fiscal year ending September 30, 1998, and to report the results of their examination.

     A representative of Deloitte & Touche is expected to be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders submitted for consideration at the Annual Meeting of Stockholders in 1999 must be received by the Company no later than August 1, 1998.

                                 OTHER BUSINESS

     The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

                                    FORM 10-K

     A COPY OF AET'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE BY WRITING TO: APPLIED EXTRUSION TECHNOLOGIES, INC., ATTN: GERALD M. HAINES II, SECRETARY, 3 CENTENNIAL DRIVE, PEABODY, MASSACHUSETTS 01960.

                                  DETACH HERE


             ANNUAL MEETING OF APPLIED EXTRUSION TECHNOLOGIES, INC.

                                JANUARY 28, 1998

     The undersigned hereby constitutes and appoints Messrs. Anthony J. Allott and Gerald M. Haines, II, or either of them, with power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of Applied Extrusion Technologies, Inc. to be held on January 28, 1998 at the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston,
Massachusetts 02110 at 10:30 a.m., and at any adjournments thereof, upon and with respect to the number of shares of Common Stock, par value $.01 per share, that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, the proxy will be voted IN FAVOR of all nominees for director, and in the discretion of the named proxies as to any other matter that may come before this meeting or any adjournments thereof.


                                                                     -----------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
                                                                         SIDE
                                                                     -----------

                     APPLIED EXTRUSION TECHNOLOGIES, INC.

                               (NASDAQ NMS-AETC)


                                  DETACH HERE


     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.

PLEASE DO NOT FOLD THIS PROXY.                                                                    FOR    AGAINST    ABSTAIN
1.  Election of Directors                                   2.  To approve an increase in the     [ ]      [ ]        [ ]
    The undersigned hereby GRANTS authority to elect            number of option shares
    the following nominees:                                     available for grant under the
    Richard G. Hamermesh and Joseph J. O'Donnell                Company's 1994 Stock Option
                                                                Plan.

                     FOR BOTH    WITHHELD FROM
                     NOMINEES    BOTH NOMINEES
                       [ ]           [ ]

[ ]
   --------------------------------------------------
For both nominees except as noted above
                                                                MARK HERE FOR ADDRESS CHANGE AND    [ ]
                                                                NOTE AT LEFT


                                                                Please sign exactly as name(s) appear hereon. When
                                                                signing as attorney, executor, administrator, trustee, or
                                                                guardian, please sign your full title as such. Each joint
                                                                owner should sign.




Signature:                                 Date:                Signature:                            Date:
